Exhibit 10.48

PERFORMANCE UNIT AWARD
(CASH SETTLED)

CARDIOVASCULAR SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this _______ day of ________________, 20____, by and between Cardiovascular Systems, Inc., a Delaware corporation (the “Company”), and ____________________ (“Participant”).

W I T N E S S E T H:

WHEREAS, the Participant on the date hereof is a key employee, officer, director of or consultant or advisor to the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant a performance unit award to Participant pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) to entitle the Participant to certain benefits upon the achievement of certain specified performance criteria; and

WHEREAS, the Administrator has authorized the grant of such performance unit award to Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Grant of Performance Unit Award. The Company hereby grants to Participant on the date set forth above (the “Date of Grant”) the right to receive up to ____________ (_________) Performance Units having a value of $1.00 per Unit (the “Per Unit Value”) payable in cash on the terms and conditions set forth herein (the “Performance Award”).

2.    Performance Period. The Performance Period shall be the period beginning July 1, 20____, and ending June 30, 20___.

3.    Performance Objectives; Vesting. The Performance Units subject to this Performance Award shall vest only upon the achievement of all or a portion of certain Performance Objectives, which must be achieved during the Performance Period. The Performance Objectives and the extent to which achievement of all or a portion of the Performance Objectives will result in the vesting of the Performance Units shall be described in Exhibit A attached hereto. Subject to such other terms and conditions set forth in this Agreement, the Participant shall not be entitled to payment for any portion of the Performance Units subject to this Performance Award until the Administrator determines the number of Performance Units, if any, which have vested.

4.    Form; Time of Issuance. The Administrator shall, within [ninety (90)] days after the end of the Performance Period or at such earlier times as described in Paragraph 3 above,

Exhibit 10.48

determine the number of Performance Units that have vested pursuant to Paragraph 3 above, and shall calculate the amount of cash payable to the Participant by multiplying the Per Unit Value by such number of vested Performance Units. Such amount shall be paid within such ninety (90) day period.

5.    Termination of Employment.

a.    Prior to Vesting. Except as may otherwise be provided in the Executive Severance Plan, if, prior to the vesting of any Performance Units, Participant ceases to be [an employee] [a consultant] [a nonemployee director] of the Company or any Subsidiary for any reason, the Participant shall forfeit all unvested Performance Units, and this Performance Award shall terminate.

b.    After Vesting But Prior to Issuance. If Participant ceases to be [an employee] [a consultant] [a nonemployee director] of the Company or any Subsidiary for any reason after Performance Units have vested but prior to the date payment is made to the Participant (as described in Section 4 hereof), then Participant (or Participant’s estate in the event of his death) shall be entitled to receive such payment as if such termination of employment had not occurred. The amount of such payment shall be determined by the Administrator and shall be made at the time set forth in Paragraph 4. Upon payment for the vested Performance Units, this Performance Award shall terminate.

6.    Miscellaneous.

a.    Employment or Other Relationship. This Agreement shall not confer on Participant any right to continuance of employment or any other relationship by the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship. The grant of this Performance Award shall not prevent Participant from receiving, in the sole discretion of the Administrator, additional performance unit awards for subsequent performance periods, whether or not those performance periods overlap with the Performance Period specified herein to which this Performance Award relates.

b.    Mergers, Recapitalizations, Stock Splits, Etc. Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, the Administrator may, at any time during the Performance Period specified herein, pursuant and subject to Section 15 of the Plan, suspend, modify or terminate this Agreement or any Performance Objectives set forth in Paragraph 3 upon the occurrence of any extraordinary event which substantially affects the Company or its Subsidiary, including, but not limited to, a merger, consolidation, exchange, divestiture (including a spin-off), reorganization or liquidation of the Company or Subsidiary or the sale by the Company or its Subsidiary of substantially all of its assets and the consequent discontinuance of its business.

c.    Withholding Taxes. To permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other

Exhibit 10.48

taxes are withheld from any amounts payable by the Company to the Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.

d.    Nontransferability. The Performance Units granted pursuant to this Agreement shall not be transferred, assigned or pledged in any manner by the Participant, in whole or in part, other than by will or by the laws of descent and distribution.

e.    2014 Equity Incentive Plan. The Performance Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Performance Award and the Participant and, in the event of any questions as to the construction of this Agreement or of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

f.    Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and any successor or successors of the Participant permitted by Paragraph 5(b) above.

g.    Choice of Law. The law of the state of Minnesota shall govern all questions concerning the construction, validity, and interpretation of this Plan, without regard to that state’s conflict of laws rules.

h.    Severability. In the event that any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

i.    Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not

Exhibit 10.48

be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

j.    Right to Amend. The Company hereby reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general application issued thereunder.

k.    Delay in Payment for Specified Employee. In the event this Award is subject to Code Section 409A and the Administrator determines that the Participant is a “specified employee” within the meaning of Code Section 409A, then any payment due to the Participant’s separation from service shall not be paid earlier than the first day of the seventh month immediately following such separation from service.

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CARDIOVASCULAR SYSTEMS, INC.

By:
Name:
Title:

Participant

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